Exhibit 99.1

GAP INC. REPORTS MARCH SALES

SAN FRANCISCO - April 5, 2012 - Gap Inc. (NYSE: GPS) today reported that March 2012 net sales increased 10 percent compared with last year.

Net sales for the five-week period ended March 31, 2012 were $1.46 billion compared with net sales of $1.33 billion for the five-week period ended April 2, 2011. The company's comparable sales for March 2012, which include the associated comparable online sales, were up 8 percent compared with a 10 percent decrease for March 2011.

"We delivered solid sales performance in March and are pleased with customer response to product across all brands," said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Comparable sales for March 2012, including the associated comparable online sales, were as follows:

  Gap North America: positive 9 percent versus negative 9 percent last year
  Banana Republic North America: positive 5 percent versus negative 8 percent last year
  Old Navy North America: positive 11 percent versus negative 12 percent last year
  International: positive 2 percent versus negative 9 percent last year

April Sales

The company will report April sales on May 3, 2012.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,000 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Stacy Rollo

(415) 427-6230

press@gap.com